EXHIBIT INDEX


The following Exhibits are filed as part of this report:

         Exhibit 99.1   Press Release of First Federal Bankshares, Inc. dated
                         August 14, 2002


                                  EXHIBIT 99.1


PRESS RELEASE

August 14, 2002
For Immediate Release

For Further Information Contact:    Barry Backhaus
                                         First Federal Bankshares, Inc.
                                         329 Pierce Street, P.O. Box 897
                                         Sioux City, IA  51102
                                         712.277.0200


                         FIRST FEDERAL BANKSHARES, INC.
                     COMPLETES STOCK REPURCHASE PROGRAM AND
                     ANNOUNCES NEW STOCK REPURCHASE PROGRAM

Sioux City, Iowa - August 14, 2002 (Nasdaq National Market - "FFSX") First Federal Bankshares, Inc., the holding company of First Federal Bank, announced today that it completed its current stock repurchase program pursuant to which the Company repurchased 460,000 shares, or 10% of its issued and outstanding shares, at an average price per share of $12.90. The repurchased shares will be held as treasury stock and will be available for general corporate purposes. The Company also announced that its Board of Directors has authorized a new stock repurchase program pursuant to which the Company intends to repurchase up to 10% of its issued and outstanding shares, or up to 426,000 shares. The repurchases generally will be effected through open market purchases, although there may be the possibility of unsolicited negotiated transactions or other types of repurchases. No shares will be repurchased from directors or officers of the Company.

Barry E. Backhaus, President and Chief Executive Officer of the Company, stated "We are pleased to announce the new repurchase program. We believe our common stock remains a compelling value at current trading prices and we believe the deployment of some of the Company's capital into this investment is warranted."

First Federal Bankshares, Inc. common stock is traded on the Nasdaq National Market under the symbol "FFSX." The Company is headquartered in Sioux City, Iowa and its bank subsidiary operates ten offices in Northwest Iowa, an office in South Sioux City, Nebraska and five offices in Central Iowa.